EXHIBIT 99.1

[FOR IMMEDIATE RELEASE]

NYFIX REPORTS FIRST QUARTER 2009 RESULTS

NYFIX Marketplace Growth and Expense Management Improve Results

New York, NY, May 7, 2009: NYFIX, Inc. (Nasdaq: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today reported results for first quarter 2009.  Continued growth of the NYFIX Marketplace and a reduced cost structure improved net results over first quarter 2008.

Revenues were $25.9 million for first quarter 2009, compared to the $31.4 million of revenues generated in first quarter 2008.  This decline included a $3.5 million reduction across all business lines due to the Company’s decision to discontinue its Fusion OMS product. Overall expenses declined 20% during first quarter 2009, compared to first quarter 2008. EBITDA was $0.5 million for first quarter 2009, reflecting the recognition of an insurance benefit, net of related costs, of $0.6 million and $(0.1) million of EBITDA from other operations. EBITDA was $(1.2) million for first quarter 2008, reflecting $0.2 million of a net restructuring charge reversal, $(0.1) million in costs related to the historical stock options matters and $(1.3) million of EBITDA from other operations. On a GAAP basis, the Company’s net loss narrowed to $(2.2) million for first quarter 2009 as compared to $(3.4) million for first quarter 2008.

Other developments during the first quarter included:

•	a net increase of 207 billable order routing channels on the NYFIX Marketplace, bringing the total number to 9,795;
•
a 166% increase over fourth quarter 2008 in average daily matched value in Euro Millennium to €62.4 million ($80.6 million), including a record day on January 13th, when value of more than €200.0 million was matched;

•
the launch of NYFIX ioinet in January, a product which combines the advanced analytic and filtering capabilities of ioinet, acquired along with FIXCITY in April 2008, with global IOI content contributed by brokers who are part of the 1,000-member strong NYFIX Marketplace community; and

•
the upgrade of the NYFIX Millennium dark pool in March to the Company’s high performance technology architecture (HPX), making Millennium a faster, more resilient, and higher throughput dark pool that is well suited for latency sensitive order flow.

“The net growth in order routing channels on the NYFIX Marketplace during these challenging times demonstrates the important role we play in enabling financial institutions to trade efficiently and effectively with their most valued counterparties,” said Howard Edelstein, CEO of NYFIX. “The continued growth of our core Marketplace offering, the introduction of some newer products and enhancements, and our continued focus on controlling costs has positioned the Company well in the current environment.”

Three Month Results

Financial highlights for first quarter 2009 include:

•	EBITDA of $0.5 million compared to EBITDA of $(1.2) million for first quarter 2008;
•	a 17% decrease in total revenues to $25.9 million compared to $31.4 million for first quarter 2008;
•
a 6% increase in FIX Division net revenues to $17.1 million compared to $16.1 million for first quarter 2008, reflecting revenues of $0.5 million from FIXCITY (acquired in April 2008) and a reduction in revenues from Fusion OMS clients of $0.5 million;

•
a 40% decrease in Transaction Services Division net revenues to $8.1 million compared to $13.4 million for first quarter 2008, reflecting revenues of $0.8 million from Euro Millennium and a reduction in revenues of $2.2 million from Fusion OMS clients;

•	a 63% decrease in OMS Division net revenues to $0.7 million compared to $1.9 million for first quarter 2008, reflecting a reduction in revenues of $0.8 million from Fusion OMS clients; and
•
a net loss of $(2.2) million, or $(0.05) per share, compared to a net loss for first quarter 2008 of $(3.4) million, or $(0.09) per share, which excludes the impact of accumulated preferred dividends of $(0.3) million, or $(0.01) per share, and $(1.1) million, or $(0.03) per share, for first quarter 2009 and first quarter 2008, respectively.

Other items that affected the net loss amounts disclosed above include the following:

	Three Months Ended March 31,
	2009		2008
(in millions, except per share amounts)	Amount	per share	Amount	per share
Euro Millennium loss	$(1.9)	$(0.05)	$(2.2)	$(0.06)
Stock-based compensation	(1.4)	(0.04)	(2.8)	(0.08)
SEC investigation, restatement and other related expenses, net of insurance recoveries	0.6	0.02	(0.1)	(0.00)
Loss on Fusion OMS wind-down	-	-	(0.3)	(0.01)
Transitional employment costs	-	-	(0.1)	(0.00)
Transitional rebuilding and remediation costs	-	-	(0.1)	(0.00)
Restructuring charges, net of reversal	-	-	0.2	0.00

Since second quarter 2007, NYFIX has incurred costs for Euro Millennium. Launched in March 2008 for matching U.K. listed equities, Euro Millennium later expanded its scope to match cash equities in other European markets including Belgium, France, Germany and the Netherlands. The $1.9 million loss for first quarter 2009 is net of the $0.8 million of revenue reported above for the Transaction Services Division.

The Company’s equity incentive program was designed to award large upfront grants rather than smaller annual grants to maximize the incentive and retention impacts of the grants and to better align the interests of employees with stockholders. As a result, stock-based compensation will remain at high levels until the significant equity grants made in October 2007, following the adoption of the Company’s new equity incentive plan, fully vest.

During first quarter 2009, the Company recognized an insurance benefit of $0.7 million for advances received under its D&O insurance policy for costs incurred related to the historical stock option matters. This amount is partially offset by additional costs related to these matters during first quarter 2009 of $0.1 million. The $0.7 million benefit is reflected as a reduction to SEC investigation, restatement and other related expenses, as the amounts recovered were previously expensed in this line item.

Outlook for the Remainder of 2009 and Subsequent Events

In 2009, NYFIX will continue to focus on expanding its core businesses in the United States and Europe.

For 2009, stock-based compensation expense is estimated to be $1.5 million per quarter. Stock-based compensation amounts may vary, however, depending on the fair value of performance awards when the applicable criteria are established, whether such performance awards actually vest and whether additional awards are granted.

In April 2009, NYFIX ceased using a portion of the office space in its New York headquarters and agreed on terms for a sublease. As a result, the Company expects to record a restructuring charge in second quarter 2009 of $0.7 million, primarily related to the difference between the fair value of lease payments NYFIX is committed to make and the fair value of sublease payments it expects to receive through January 2014 as well as the write-off of certain fixed assets. Occupancy and related costs are expected to decrease by $0.4 million per year as result of this restructuring.

In consultation with the U.K. Financial Services Authority (FSA), NYFIX modified Euro Millennium’s functionality to only match at the pre-determined reference point of the mid-point between bid and offer. NYFIX expects to make further modifications throughout 2009 to provide for matching at other pre-determined reference points (e.g. bid and offer). These modifications are not expected to have a material impact on Euro Millennium’s service or revenues.

Investor Conference Call

As previously announced, NYFIX will host a conference call to discuss its results and business outlook today, May 7, 2009 at 5:00 PM Eastern Daylight Time. The conference call can be accessed live via telephone by dialing 1(877) 719-9796 in the United States or +1(719) 325-4775 internationally.  A replay will be made available two hours after the call and can be accessed by dialing 1(888) 203-1112 in the United States or +1(719) 457-0820  internationally; the password for all calls is 8019854. The replay will be available until May 14, 2009. The call will be webcast live from our website at www.nyfix.com under the investor relations section.

Non-GAAP Disclosure

The disclosure above of EBITDA excludes the impact of interest, taxes, depreciation and amortization on the Company’s reported GAAP results. EBITDA was included in this release because management considers it an important supplemental measure used by securities analysts, investors and other interested parties in the evaluation of the Company. EBITDA allows for meaningful company-to-company performance comparisons as companies have different capital structures and tax rates. EBITDA is also a useful tool in evaluating the Company’s ability to meet future debt service, capital expenditure and working capital requirements. EBITDA does not replace and is not superior to the presentation of GAAP results. A schedule at the end of this release reconciles GAAP net loss to EBITDA.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

Caution Regarding Forward Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYFIX, Inc.'s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYFIX, Inc.’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYFIX, Inc.’s results or future events to differ materially from current expectations include, but are not limited to: the possibility that the Company may record a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation, regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; our ability to accommodate increased levels of trading activity and keep current with market data requirements; and other factors detailed in NYFIX, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. The inclusion of forward-looking statements herein should not be regarded as a representation by NYFIX, Inc. that the forward-looking statements will prove to be correct. In addition, the forward-looking statements included in this press release represent the Company’s views as of May 7, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to May 7, 2009.

CONTACT:
For Investors, Don Duffy of ICR
1-203-682-8200; or
For Media, Jed Hamilton of Intermarket Communications
1-212-754-5479, both for NYFIX, Inc.
Web site: http://www.nyfix.com
(NYFX)

NYFIX, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Revenue:
Subscription and maintenance	$17,680	$17,518
Transaction	7,746	13,268
Product sales and services	486	621
Total revenue	25,912	31,407

Cost of revenue:
Subscription and maintenance	7,151	7,651
Transaction	6,601	6,412
Product sales and services	40	81
Total cost of revenue	13,792	14,144

Gross profit	12,120	17,263

Operating expense:
Selling, general and administrative	14,428	20,396
Depreciation and amortization	416	447
SEC investigation, restatement and other related expenses	(634)	137
Restructuring charge	-	(158)

Loss from operations	(2,090)	(3,559)

Interest expense	(199)	(211)
Investment income	89	546
Loss before income tax provision	(2,200)	(3,224)
Income tax provision	-	128
Net loss	(2,200)	(3,352)
Accumulated preferred dividends	(291)	(1,142)
Loss applicable to common stockholders	$(2,491)	$(4,494)

Basic and diluted loss per common share	$(0.06)	$(0.12)

Basic and diluted weighted average common shares outstanding	38,622	37,312

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31,	December 31,
	2008	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$51,673	$55,966
Accounts receivable	11,006	14,120
Clearing assets	773,429	400,638
Prepaid expenses and other current assets	3,652	3,702
Total current assets	839,760	474,426

Property and equipment	19,586	20,508
Capitalized software costs	9,245	8,701
Goodwill	47,158	47,170
Acquired intangible assets	7,186	7,422
Other assets	539	564
Total assets	$923,474	$558,791

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$16,578	$21,656
Clearing liabilities	770,876	399,927
Current portion of capital lease obligations	1,329	1,358
Current portion of long-term debt	9,978	9,971
Current portion of other long-term liabilities	670	1,014
Deferred revenue	5,612	5,271
Total current liabilities	805,043	439,197
Long-term portion of capital lease obligations	1,168	1,469
Other long-term liabilities	940	1,021
Total liabilities	807,151	441,687
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series A, none issued		-
Series B Voting Convertible, 1,500,000 shares issued and outstanding; liquidation preference of $76,313 at March 31,2008	62,092	62,092
Series C Non-Voting Convertible, none issued	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 39,621,113 and 39,510,917 shares issued, respectively	272,762	271,319
Accumulated deficit	(202,212)	(200,012)
Treasury stock, 923,108 shares, at cost	(12,600)	(12,600)
Accumulated other comprehensive loss	(3,719)	(3,695)
Total stockholders' equity	116,323	117,104
Total liabilities and stockholders' equity	$923,474	$558,791

NYFIX, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA
(in thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Net loss	$(2,200)	$(3,352)
Deduct:
Investment income	(89)	(546)
Add:
Income tax provision	-	128
Interest expense	199	211
Depreciation and amortization	2,604	2,388
EBITDA	$514	$(1,171)